Exhibit 5.1
                                                                     -----------



             [Letterhead of Sheppard, Mullin, Richter & Hampton LLP]






May 20, 2004



IRIS International, Inc.
9172 Eton Avenue
Chatsworth, California 91311

            Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

            We have acted as special counsel to IRIS International, Inc., a Delaware corporation (the "Company"), in connection with the filing of a registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended, covering the offering for sale by the selling stockholders named therein (the "Selling Stockholders") of an aggregate of up to Two Million Five Hundred Seventy-One Thousand Nine Hundred Seventy-Five (2,571,975) shares of the Company's Common Stock, $0.01 par value (the "Shares"), of which Four Hundred Forty-One Thousand Nine Hundred Seventy-Five (441,975) shares are issuable upon exercise of warrants (the "Warrant Shares"). This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K.

            In connection with this opinion, we have reviewed the Registration Statement, the Company's charter documents, the resolutions adopted by the Board of Directors of the Company on March 1, 2004 and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. With respect to the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies. We also have obtained from the officers of the Company certificates as to certain factual matters and, insofar as this opinion is based on matters of fact, we have relied on such certificates without independent investigation.

            Based on the foregoing review, and in reliance thereon, we are of the opinion that (i) other than the Warrant Shares, all of the Shares are duly authorized, validly issued, fully paid and non-assessable; and (iii) the Warrant shares are duly authorized and reserved for issuance upon exercise of the warrants, and when issued in accordance with the terms of the warrants, will be validly issued, fully paid and non-assessable.

            We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and naming of our firm in the "Legal Matters" portion of the Prospectus.

            We express no opinion as to matters governed by any laws other than the Delaware General Corporation Law, the applicable provisions of the Delaware Constitution and reported decisions of the Delaware courts interpreting these laws.

            This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.



                             Respectfully submitted,


                             /s/ SHEPPARD, MULLIN, RICHTER & HAMPTON LLP